Exhibit 10.27

VINFAST MANUFACTURING US, LLC COMMUNITY ECONOMIC DEVELOPMENT AGREEMENT

GRANT NO. 2022-04

This Community Economic Development Agreement (this “Agreement”) between and among the Economic Investment Committee of the State of North Carolina (the “EIC”), VinFast Manufacturing US, LLC (the “Company”), VinFast Trading and Production JSC, VinFast Trading & Investment PTE. LTD. and VinES Energy Solutions JSC (each individually a “Related Member Party” and collectively the “Related Member Parties”), and Vingroup Joint Stock Company] (the “Guarantor”), is hereby made effective as of the 29th day of March, 2022 (the “Effective Date”) and shall remain in effect through December 31, 2071 unless this grant is terminated pursuant to the provisions of Article V, in which case this Agreement shall remain in effect for 150% of the Grant Term, as that term is defined below (such period of time running from the Effective Date to the applicable end date set forth above shall constitute the “Agreement Term”). Capitalized terms used herein have the meanings set forth in Article I.

WHEREAS, the North Carolina General Assembly (the “General Assembly”) has determined that it is the policy of the State of North Carolina (the “State”) to stimulate economic activity and to create new jobs for the citizens of the State by encouraging and promoting the expansion of existing business and industry within the State and by recruiting and attracting new business and industry to the State; and

WHEREAS, the General Assembly has enacted legislation creating the Job Development Investment Grant Program (the “Program”), having determined that this Program is necessary to stimulate the economy, facilitate economic recovery, and create new jobs in North Carolina; and that the Program will promote the general welfare, and confer, as its primary purpose and effect, benefits on citizens throughout the State through the creation of new jobs, an enlargement of the overall tax base, an expansion and diversification of the State’s industrial base, and an increase in revenue to the State and its political subdivisions; and

WHEREAS, the General Assembly has created the EIC to administer the Program, and has empowered the EIC to enter into negotiated agreements with businesses to provide Job Development Investment Grants (Individually, a “Grant”, and collectively, the “Grants”) in accordance with the provisions of Part 2G of Article 10 of Chapter 143B of the North Carolina General Statutes (the “JDIG Statute”), a copy of which is incorporated herein as Exhibit A; and

WHEREAS, eligibility for the Program and administration of Grants is governed by the JDIG Statute and by the Criteria for Operation and Implementation of Job Development Investment Grant Program (the “Criteria”), a copy of which is incorporated herein as Exhibit B; and

WHEREAS, the EIC has approved a motion (a copy of which is incorporated herein as Exhibit C), to award a Grant to the Company for its proposed Project, based on the EIC’s review and consideration of the Company’s application (the “Application”) (a copy of which is incorporated herein as Exhibit D), and the EIC’s determination that the Company is eligible for and merits a Grand, In light of the JGIG Structure and Criteria; and

WHEREAS, the Company, the Related Member Parties, and the Guarantor will all benefit from the Grant; and

WHEREAS, the Guarantor has agreed to guarantee the performance and obligations of the Company and Related Member Parties hereunder; and

WHEREAS, the EIC has found that:

(1)	The Project will create a net increase in employment by the Company in North Carolina;

(2)	The Project will benefit the people of North Carolina by increasing opportunities for employment and strengthening the State’s economy;

(3)	The Project is consistent with economic development goals for the State and for the area where it will be located;

(4)	A Grant is necessary for the completion of the Project in North Carolina;

(5)	The total benefits of the Project to the State outweigh its costs and render a Grant appropriate for the Project;

(6)	The Grant for this Project is to be based on Eligible Positions created during the Grant Term;

(7)	Based on the EIC’s evaluation, this Project will qualify as a Transformative Project, as defined in G.S. §143B-437.51;

(8)	That grants by operation of State law, including this Job Development Investment Grant, in excess of 75% of the withholdings of the Company, are necessary to secure the Project in this State;

(9)	The affected local governments have participated in recruitment and offered incentives in a manner appropriate to the project;

(10)	This grant award is contingent upon the actual award of local incentives in a manner appropriate to the project; and

(11)

This grant award is contingent upon the Company’s execution of a Community Economic Development Agreement. In the event the Company fails to execute the Community Economic Development Agreement, or any other contingencies are not satisfied, this award shall have no force or effect and the cap allocated to the Company for this Project shall be returned to the Committee and be available for reallocation to other projects.

NOW, THEREFORE. in consideration of the promises and other good and valuable consideration described herein the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree to the following terms and conditions:

ARTICLE I. DEFINITIONS

1.1	“Agreement” means this Community Economic Development Agreement, as amended, modified, revised, or supplemented from time to time, and includes the Exhibits (described in Paragraph 6.16(e)).

1.2

“Agreement Term” has the meaning set forth in the preamble; in no event, however, shall the Agreement Term continue beyond December 31, 2071 unless there has been an Extended Base Period or otherwise agreed to in writing by the Parties.

1.3	“Application” has the meaning set forth in the recitals.

1.4	“Attorney General” means the Attorney General of the State of North Carolina.

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1.5

“Authorized Representative” means any officer or employee of the Company, a Related Member Party, or Guarantor, duly appointed by the Company, the Related Member Parties, or Guarantor, as the case may be, with responsibility for matters pertaining to this Agreement, who is authorized to execute and deliver documents related to the Company’s Grant, including this Agreement.

1.6

“Base Period” means the job creation period during which Eligible Positions are measured (aside from Eligible Positions created during the Transition Grant Year), commencing on the Effective Date and ending on December 31 of the Grant Year immediately preceding the Transition Grant Year. In no event shall the Base Period continue beyond December 31, 2027 (unless there is an Extended Base Period), and in no event shall the Base Period include the Transition Grant Year.

1.7	“Beginning Transformative Project Terms & Conditions” has the meaning set forth in Paragraph 4.2 below.

1.8	“Company” means VinFast Manufacturing US, LLC organized and existing under the laws of the State of North Carolina, and its successors and assigns.

1.9	“Criteria” has the meaning set forth in the recitals.

1.10

“Cut-off Year” means either: (1) the last year of a Base Period which the EIC will not extend or allow the Company to continue performance beyond, pursuant to Paragraphs 5.2(b)(i) or (ii); or (2) the last year of an Extended Base Period; or (3) a Grant Year that is after the Base Period or after an Extended Base Period (if one has been authorized by the EIC pursuant to Paragraph 5.2(b)(i)).

1.11	“Default” means an event of default, as described in Article V.

1.12	“Development tier” means the classification assigned to an area pursuant to G.S. §143B-437.08.

1.13

“Disqualifying OSHA Violation” means a citation under the Occupational Safety and Health Act that has become a final order within the past three years for a willful serious violation or failure to abate a serious violation with respect to the facility. For purposes of this definition, “serious violation” has the same meaning as in G.S. §§95-127 and 143B-437.53(e).

1.14	“DOC” means the North Carolina Department of Commerce.

1.15	“DOR” means the North Carolina Department of Revenue.

1.16	“Effective Date” has the meaning set forth in the preamble.

1.17	“EIC” has the meaning set forth in the preamble.

1.18

“Eligible Position” means a position created by the Company or a Related Member Party and filled by a New Employee during the Base Period (or Extended Base Period, if authorized by the EIC). “Eligible Position” shall not include any position or employee of the Company, the Related Member Parties, the Guarantor, or any of their Related Members, which existed in North Carolina prior to the Effective Date and which is shifted or transferred to a position related to the Project. A position shall not be treated as an “Eligible Position” unless the Company or a Related Member Party reported the employee filling that position to DOC’s Division of Employment Security and paid unemployment insurance tax on that employee. In any Grant Year other than a Grant Year within the Base Period, an “Eligible Position” must be filled for at least 30 weeks of the applicable Grant Year.

1.19	“Enhanced Percentages” has the meaning set forth in Paragraph 4.2(b) below.

1.20	“Enhanced Transformative Project Terms & Conditions” has the meaning set forth in Paragraph 4.2 below.

1.21

“Expansion Position” means a position created by the Company or Related Member Parties over and above 6,000 Eligible Positions, and filled by a new Full-Time Employee in this State for a Transformative Project in any year in which the business receives the Enhanced Percentages, including without limitation the Transition Grant Year, of the Withholdings of Eligible Positions pursuant to N.C. Gen. Stat.§ 143B-437.56(al) and as set forth in Paragraph 4.2 below. Expansion Positions may not include workers employed in North Carolina who fill positions with the Company or Related Member Parties as a result of a merger or acquisition occurring during the Agreement Term.

1.22

“Extended Base Period” means the period of time during which new employees are to be hired for Eligible Positions, commencing on the Effective Date and ending on the date to which the EIC extends the Base Period, if approved by the EIC pursuant to Paragraph 5.2(b)(i).

l.23

“Facility” means the Company’s battery and electric vehicle manufacturing facility to be located in Chatham County, North Carolina, as described in the Application, and any additional or successor facility or facilities approved by the EIC in writing.

1.24

“Full-Time Employee” means a person who is employed by the Company or a Related Member Party for consideration for at least thirty-five (35) hours per week, whose Wages are subject to withholding under Article 4A of Chapter 105 of the General Statutes, who is not a worker with an H-IB visa or with H-IB status, and who is employed in a permanent position, as defined by the Criteria. “Full-Time Employee” does not include any person who works as an independent contractor or on a consulting basis for the Company or a Related Member Party, or seasonal or temporary employees.

1.25	“General Assembly” has the meaning set forth in the recitals.

1.26	“General Statutes” or “G.S.” means the North Carolina General Statutes.

1.27	“Grant” has the meaning set forth in the recitals.

1.28

“Grant Term” means the period of time during which this Grant is effective, (beginning January I, 2024) up to a maximum of the Base Period plus 30 Grant Years (i.e., up to December 31, 2055, unless there is an Extended Base Period or otherwise agreed to in writing), or such earlier time to which the term may be reduced if the Grant is terminated or the Grant Term is reduced in accordance with the provisions of this Agreement.

129	“Grant Year” means each calendar year beginning January I and ending on December 31 during the Grant Term.

1.30	“Guarantor” means Vingroup Joint Stock Company, a public corporation organized and existing under the laws of Vietnam and its successors and assigns.

1.31	“Guaranty” has the meaning set forth in Paragraph 7.1.

1.32	“Indemnified Party” has the meaning set forth in Paragraph 6.7.

1.33	“Industrial Development Fund” has the meaning set forth in G.S. §143B-437.01.

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1.34	“JDIG Statute” has the meaning set forth in the recitals.

1.35

“New Employee” means a Full-Time Employee hired for the Project, and employed at the Facility and reporting there at least four days a month, who represents a net increase in the aggregate number of the Company’s and the Related Member Parties’ employees in North Carolina.

1.36	“Overdue Tax Debt” has the meaning ascribed to it in G.S. §§105- 243.1 and 143B-437.51(8).

1.37	“Parties” means the parties to this Agreement.

1.38	“Program” has the meaning set forth in the recitals.

1.39

“Project’’ means the Company’s electric vehicle and battery manufacturing operations, as described in the Application, involving new job creation and new investment in North Carolina, to be conducted at the Facility, for which this Grant was awarded.

1.40	“Public Records Act” means the provisions of Chapter 132 of the General Statutes.

1.41	“Related Member” has the meaning ascribed to it in G.S. §§105- 130.7A(b)(5) and 143B-437.51(9).

1.42	“Related Member Party” has the meaning set forth in the preamble and may include from time to time such other entities as approved in writing by the EIC.

1.43	Reserved.

1.44	Reserved.

1.45

Rules of Interpretation. (a) All references to an “Article,” “Paragraph,” “Section,” “Table,” “preamble,” “recital,” or “Exhibit’’ are to an Article, Paragraph, Section, Table, preamble, or recital of this Agreement (or an Exhibit attached hereto) unless otherwise specified and shall be deemed to have been made a part hereof and incorporated herein; (b) headings and captions are for reference purposes only and do not limit or affect the meaning of the terms and provisions hereof; (c) all capitalized terms used herein and in the Exhibits, not otherwise defined herein or capitalized for grammatical purposes, shall have the meanings set forth in the General Statutes and the Criteria; and (d) defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders.

1.46	“State” has the meaning set forth in the recitals.

1.47

“Transition Grant Year” means the first Grant Year in which the Company has (i) met all the terms of this Agreement and (ii) by December 31, 2027 (unless there is an Extended Base Period) created 6,000 Eligible Positions and caused the investment of $3,206,960,000 which trigger any Enhanced Transformative Project Terms & Conditions permitted under N.C. Gen. Stat.§ 143B-437.56. For purposes of meeting the investment requirement in this paragraph, the Company shall be allowed to include - without limitation - any investment eligible to meet the Value of Investment requirements set forth in Paragraph 3.3 below.

1.48	“Transformative Project” shall have the meaning assigned to it in G.S. §l43B-437.51.

1.49	“Utility Account” means the Utility Account of the Industrial Development Fund, established pursuant to G.S. §1438- 437.0l(b)(I).

1.50	“Wages” means all compensation that is subject to North Carolina personal income tax withholdings, including, but not limited to, ordinary wages, overtime wages, and bonuses.

1.51

“Withholdings” means the amount withheld by the Company and the Related Member Parties from the Wages of employees in Eligible Positions and, if applicable, Expansion Positions, under Article 4A of Chapter 105 of the General Statutes.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties by the Company. the Related Member Parties and the Guarantor

The Company and each Related Member Party, each as to itself, and the Guarantor, as to itself, the Company and Related Member Parties, make the following representations and warranties, and acknowledge and agree that such representations and warranties have been material to the EIC’s decision to enter into this Agreement, and to its determination that the Company is eligible for a Grant with respect to the Project, and they further agree that, each representation and warranty shall be true, accurate and complete as of the date of execution and delivery of this Agreement, and as of the date of any disbursement of the Company’s Grant:

(a)

the Company is a limited liability company and the Related Member Parties and the Guarantor are legal entities as described in the Application, each duly organized, validly existing and in good standing under the laws of the state and/or country of their registration, with power adequate for carrying out the business now conducted (including undertaking the Project), and the Company and Related Member Parties are, or will be promptly following the Effective Date, duly authorized to transact business in North Carolina;

(b)

the execution, delivery, and performance of this Agreement are within their power and authority, and they have duly authorized, executed and delivered this Agreement, and have taken or will take, within the time frames established by this Agreement, the JDIG Statute, and the Criteria, all actions reasonably necessary to carry out and give effect to the transactions contemplated by this Agreement;

(c)

this Agreement is their legally valid and binding obligation, enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights and remedies;

(d)	this Agreement has been signed by their Authorized Representatives, and they recognize such signatures as legally binding;

(e)

all statements, representations, and warranties made by or on behalf of the Company, the Related Member Parties, and the Guarantor, to the EIC, DOC, or DOR in connection with the Application, or at any time thereafter, and any materials furnished by or on behalf of the Company, the Related Member Parties, and the Guarantor, to the EIC, DOC, or DOR in connection with the Application or at any time thereafter (unless otherwise disclosed to the EIC, DOC, and DOR in writing, and deemed by the EIC, DOC, or DOR, as applicable, not to have a material impact on the award of the Company’s Grant, eligibility for a Grant payment, or the terms of this Agreement), were, as of the date provided, true, accurate and complete in all material respects, and, as of the date provided, did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading, to the best knowledge and belief of the Company. No material adverse change has occurred in the Company’s financial condition or prospects from that set forth in its financial statements delivered to and/or relied upon by the DOC, and no legal action is pending or, to the best of the Company’s knowledge, threatened, that could materially adversely affect the Company’s performance under this Agreement;

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(f)

the Company is eligible for a Grant for the Project to their best knowledge and belief; the Project would not be (or, if the Project commenced operations after the Grant award, but prior to execution of this Agreement, would not have been), undertaken in North Carolina without the award of this Grant; and the Project is, or, when commenced will be, located entirely within this State;

(g)	they have incurred no Disqualifying OSHA Violations;

(h)

no consent of any person or entity and no authorization or approval by, and no notice to or filing with, any governmental authority or regulatory body is necessary for the due execution, delivery and performance of this Agreement by them, except such as have been or will be obtained prior to disbursement of any Grant funds to the Company, or the absence of which could not reasonably be expected to have a material adverse effect on the Project;

(i)	the Company, the Related Member Parties, and the Guarantor are not liable for any Overdue Tax Debts;

(j)	they have not voluntarily petitioned for. bankruptcy;

(k)	no petition has been filed against any of them under applicable bankruptcy laws;

(1)	they are financially solvent;

(m)	they, and their Related Members, shall not employ any person who is or was a member of the EIC as specified in G.S. §143B- 437.54(c);

(n)

they, and their Related Members, have not paid, and shall not pay, any bonus, commission, fee, or gratuity to any employee or official of the State for the purpose of obtaining this or any other contract or award issued by the State.

(o)

In the event a fee, gratuity, bonus or commission not already required by statute or regulation is to be paid by any of them or their Related Members to any employee or official of the State, they shall provide written notification to the EIC, prior to making such payment, along with details of the circumstances under which such payment is to be made, and they acknowledge that, with respect to any such payment and this Agreement, the EIC shall take whatever actions it deems appropriate;

(p)	no alterations, additions, deletions, modifications, variations, or changes of any kind have been made to any original signature copy of this Agreement as provided to them by the EIC;

(q)

they have read and understand North Carolina’s laws regarding the treatment of public records and confidential information, and their application to economic development projects, including without limitation, those provisions set forth in Exhibit E;

(r)	Chatham County has participated in recruitment of the Project and offered incentives in a manner appropriate to the Project;
(s)

The Related Member Parties has assigned to the Company any claim of right that the Related Member Parties may have had to apply individually for Grants during the term of this Agreement, and has agreed to cooperate with the Company in providing to the EIC all of the Related Member Parties’ information required under this Agreement; and

(t)

the Company has been created subsequent to the submission of the Application by the Guarantor, and affirms and agrees to all representations, warranties and obligations of the Guarantor made or entered into in connection with applying for this Grant on the Company’s behalf.

2.2	Representations and Warranties by the EIC

The EIC makes the following representations and warranties, and further agrees that each representation and warranty shall be true, accurate, and complete as of the date of execution and delivery of this Agreement, and as of the date of any disbursement of the Grant for this Project:

(a)	it is the duly constituted Economic Investment Committee described in G.S. §143B-437.54, and it is authorized to enter into this Agreement;

(b)	as established in G.S. §143B-437.59, this Agreement is a binding obligation of the State, and is not subject to appropriation of State funds by the General Assembly; and

(c)	this Agreement has been signed by the Attorney General and an authorized representative of the EIC, and such signatures are recognized by the EIC as legally binding.

ARTICLE III

COMPANY COVENANTS, AND

TERMS AND CONDITIONS OF AGREEMENT

Unless the Parties otherwise agree in writing, the Company and Related Member Parties, each as to itself, and the Guarantor, as to itself, the Company and the Related Member Parties, agree and covenant as follows:

3.1	Project Legal and Regulatory Compliance

(a)

The Company, the Related Member Parties, and the Guarantor shall comply with all provisions of the General Statutes and the Criteria applicable to the Project, shall provide all required documentation and reporting in connection with disbursements of Grant funds, shall provide any information or documentation DOC requests in order to produce reports or compile data required by the General Assembly in connection with the Project, and shall fulfill all other requirements encompassed by this Agreement. At the time of delivery of this Agreement, the Company, Related Member Parties and Guarantor shall provide the DOC with a copy of all agreements governing incentives they have received for the Project from all North Carolina State and local sources, and shall provide upon request periodic updates to the DOC regarding the amount of incentives actually received.

(b)

The Company or a Related Member Party shall provide to the EIC, prior to any disbursement of Grant funds, proof that any and all environmental permits required by the United States government, or the State for the Project have been obtained. In the event that required permits have not been obtained and the Company has made application for disbursement of funds, any disbursement will be withheld until such time as proof is provided that the required permits have been obtained.

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3.2	Nature of Project

(a)	The Company and Related Member Parties shall be responsible for all costs, contractual or otherwise, associated with the start - up and operation of the Project.

(b)

The Company and Related Member Parties shall maintain operations at the Facility for the full Agreement Term. The Company shall seek the EIC’s approval for any change in Project location, which approval shall not be unreasonably withheld or delayed. Pursuant to Paragraph 5.3, the EIC may require the Company, the Related Member Parties, or Guarantor to repay part or all of the Grant funds paid to the Company if the Company and/or Related Member Parties fail to maintain operations at the Facility for the full Agreement Term.

3.3	Value of Investment

On or before December 31, 2026 the Company and/or Related Member Parties, collectively, shall cause to be invested at least Three Billion Two Hundred and Six Million, Nine Hundred and Sixty Thousand Dollars ($3,206,960,000) in land, buildings and fixtures, infrastructure, or machinery and equipment and other tangible personal property at the Facility, as described in the Application, which represents 80% of the investment targets set forth in the Application. Investment amounts may include such soft costs (e.g., engineering fees) as may properly be capitalized as part of the investment for tax purposes under the United States Internal Revenue Code. Investment amounts may include investments in infrastructure and other capital projects within the State made by the Company or Related Member Parties to support the Project.

3.4	Job Creation and Retention

(a)	Reserved.

(b)

The Company and Related Member Parties shall make good faith efforts to create and maintain a certain number of Eligible Positions, collectively, at the Facility throughout the Grant Term. All Eligible Positions shall be of the type and nature typically found in the Company’s industry. Table 1 sets out:

(i)

the number of Eligible Positions the Company and Related Member Parties shall make good faith efforts to create and maintain in the aggregate, collectively, during each of the twelve Grant Years of the Agreement; and

(ii)

the minimum number of Eligible Positions the Company and Related Member Parties are obligated to create and maintain in the aggregate, collectively, during each of the Twelve Grant Years of the Agreement.

Table 1. Eligible Position Targets and Minimums by Grant Year

Grant Years	Period Ending	Total Eligible Position (Target)	Total Eligible Positions (Minimum)
1	12/31/2024	2,496	1,997

2	12/31/2025	4,530	3,624

3	12/31/2026	6,167	3,875

4	12/31/2027	7,500	3,875

5	12/31/2028	7,500	3,875

6	12/31/2029	7,500	3,875

7	12/31/2030	7,500	3,875

8	12/31/2031	7,500	3,875

9	12/31/2032	7,500	3,875

10	12/31/2033	7,500	3,875

11	12/31/2034	7,500	3,875

12	12/31/2035	7,500	3,875

(c)

The Company’s and Related Member Parties’ job creation performance shall be measured by counting the number of Eligible Positions that exist as of 12:00 o’clock noon, Raleigh, North Carolina time, on December 31 of each Grant Year.

(d)

Positions created after the end of the Base Period (or Extended Base Period, if authorized) or Transition Grant Year shall not be counted as Eligible Positions and shall not be included in the Grant calculations thereafter, unless they replace Eligible Positions created on or before the last day of the Base Period, or Transition Grant Year (or Extended Base Period, if any). The number of Eligible Positions in the Grant Years after the Base Period (or Extended Base Period, if any) if a Transition Grant Year is not achieved shall not exceed the greatest number of Eligible Positions reported for the last year of the Base Period (or Extended Base Period, if any).

(e)	Reserved.

(f)

The Company, the Related Member Parties, and the Guarantor (and anyone acting on their behalf) shall not manipulate or attempt to manipulate Withholdings for the purpose of increasing the Company’s Grant.

(g)

Throughout the Grant Term, for the group of all Eligible Positions in any individual Grant Year, the Company and Related Member Parties shall pay an aggregate annual average wage of at least Forty-Five Thousand Nine Hundred Eighty-Six Dollars ($45,986) of the target wages in the Application.

(h)

Throughout the Grant Term, the Company and Related Member Parties shall provide health insurance to all Full-Time Employees of the Project, in accordance with the provisions of G.S. §§58-50-125 and 143B-437.53(c).

(i)	Throughout the full Agreement Term, the Company and Related Member Parties shall engage in all material respects in fair employment practices as required by State and Federal law.

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j)	Throughout the Grant Term, the Company and Related Member Parties shall endeavor, whenever reasonably and commercially practicable in the conduct of its business, to:

(i)	utilize the services of small businesses and minority, female, and disabled contractors;

(ii)	offer the positions created and/or retained in connection with the Project to residents of North Carolina; and

(iii)	use the North Carolina State Ports.

3.5	Corporate Existence

Except upon notice as set forth in Paragraph 6.8(d), and approval as set forth in Paragraph 6.8(e), the Company, the Related Member Parties, and the Guarantor shall not assign or otherwise transfer their interests in this Agreement. Except upon notice as set forth in Paragraph 6.8(d), the Company, the Related Member Parties, and the Guarantor shall maintain their existence, preserve and maintain their rights and privileges to conduct business in the State, and maintain operations at the Facility throughout the full Agreement Term.

3.6	Duty to Notify

(a)

During the Agreement Term, the Company, the Related Member Parties, and the Guarantor, each, as applicable, shall give the EIC written notice of any change in its name, any change in the identity or address of its contact person, any change in the location of its books and records, and any material change in its corporate legal structure, within thirty (30) days following the occurrence of such event. During the Grant Term, the Company shall give the EIC notice of any material change in the nature of the operations conducted in connection with the Project, and during the remainder of the Agreement Term, the Company shall give the EIC written notice of any failure to maintain Project operations at the Facility, each within thirty (30) days following the occurrence of such event.

(b)

If, at any time prior to the final disbursement of Grant funds to the Company, any of the Company, the Related Member Parties, or Guarantor become aware of any facts, information, statements, occurrences or events that render any of the representations or warranties contained herein materially untrue, misleading or incomplete, the Company, the Related Member Parties, or the Guarantor, as the case may be, shall immediately notify the EIC in writing of such facts, information, statements, occurrences or events.

3.7	Inspection, Recordkeeping and Reporting

(a)

Throughout the Grant Term, the Company and Related Member Parties shall make their payroll and employment books and records, the Facility, and information related to the Project available for inspection or audit by the EIC, DOC, DOR, and such other persons or entities as may be authorized by Federal or State law (for purposes of this paragraph, all of the foregoing, “authorized parties”), in order for any such authorized party to assess compliance with this Agreement, at such times and places during regular business hours as the authorized party may reasonably request. The Company, the Related Member Parties. and the Guarantor shall maintain books and records adequate to document their compliance with this Agreement. The Company, the Related Member Parties, and the Guarantor shall provide the authorized parties with access during regular business hours to persons and records for the purpose of monitoring, evaluating, or auditing this Agreement and their performance hereunder. The Company, the Related Member Parties, and the Guarantor shall use their reasonable best efforts to comply with any reasonable request for such access to persons or records by an authorized party, within ten (10) business days of the making thereof. The State shall use its reasonable best efforts to cause the authorized party, if a State party, to conduct such audits and inspection of records, and to exercise such right of access, to do so in a manner appropriate under the circumstances, and, where possible, so as to minimize disruptions to the Company’s, Related Member Parties’, and Guarantor’s business operations.

(b)

By no later than the first day of March next following the end of each Grant Year, the Company shall submit to the EIC the following materials in the form requested by the EIC, prepared and certified by an Authorized Representative, and pertaining to the preceding Grant Year:

(i)	a report showing Withholdings during the preceding Grant Year;

(ii)

an annual payroll report showing the Eligible Positions created during each Grant Year to date, the names, social security numbers, and W2 information of the individual Full-Time Employees occupying them, a description of each Eligible Position (including a revised description of each Eligible Position that substantially changed during the preceding year), wage and withholding data for each Eligible Position, the average wage of all Eligible Positions, and the Development Tier in which each Eligible Position is located;

(iii)	a certification that the Company and Related Member Parties continue to provide health insurance, as required by Paragraph 3.4(h), for all Full-Time Employees of the Project;

(iv)	a certification that the Company and Related Member Parties have committed no Disqualifying OSHA Violations;

(v)

a certification that the Company, and Related Member Parties have each met the applicable requirements, terms and conditions of this Agreement applicable to the preceding Grant Year, and that no Default or event or condition has occurred, the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become a Default;

(vi)	a certification that the Company and the Related Member Parties have no outstanding Overdue Tax Debts;

(vii)

a certification that the Company, the Related Member Parties, the Guarantor and their Related Members have not manipulated or attempted to manipulate Withholdings with the purpose of increasing the amount of the Grant;

(viii)

such other information as the EIC may reasonably request for purposes of monitoring compliance with the terms of this Agreement, including, but not limited to, copies of the Company’s and Related Member Parties’ Federal and State income tax returns, if specifically requested by the EIC, and any information DOC reasonably requests in order to comply with the General Assembly’s reporting requirements;

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(ix)	any additional information that the Company, the Related Member Parties, or the Guarantor reasonably deem to be material to the performance of this Agreement;

(x)	the fee required by N.C. Gen. Stat. § 143B-437.58(a), in an amount not to exceed $94,856; and

(xi)	evidence of satisfaction of the condition specified in Paragraph 3.3.

(c)

An Authorized Representative of the Related Member Parties shall certify the accuracy of the certifications made in Paragraph 3.7(b)(i)-(iii), with respect to any of their employees that are included in the report, shall make the certifications required by Paragraph 3.7(b)(iv)-(vii) as to themselves, and shall provide any information required by Paragraph 3.7(b)(viii) and (ix). An Authorized Representative of the Guarantor shall certify the Company’s and Related Member Parties’ annual certifications, and, with respect to itself, shall make the certifications required in Paragraph 3.7(b)(iv), (v) and (vii), and shall provide any information required by Paragraph 3.7(b)(viii) and (ix).

(d)

The Company, the Related Member Parties, and the Guarantor shall not destroy, purge or dispose of records required to be maintained by this Agreement without the express prior written consent of the EIC during the Agreement Term and for a period of three (3) years after conclusion of the Agreement Term.

(e)	The reporting procedures of this Paragraph 3.7 are in lieu of any other general reporting requirements relating to private entities that receive State funds.

(f)

In the event the Grant Term is terminated early pursuant to the terms of this Agreement, the Company will continue to provide the report required by Paragraph 3.7(b) and pay the fee required by 3.7(b)(x) for any year in which determination of Eligible Positions is required under any other incentive or site prep agreements pertaining to the Project.

(g)

The EIC may notify the Company that its Grant payment will be reduced by an amount to be determined by the EIC, in its sole discretion, for any Grant Year for which the Company has failed to deliver to the EIC:

(i)	a complete annual report satisfying all requirements described in Paragraph 3.7, by the first of March next following the end of such Grant Year; or

(ii)

a revised annual report containing any and all additional information requested by the EIC in order to monitor compliance with the terms of this Agreement, by the later of the first of May next following the end of such Grant Year, or thirty (30) calendar days following the date the EIC sends its request.

3.8	Protection and Release of Information

(a)

The Company, the Related Member Parties, and Guarantor acknowledge that this Agreement, and all records or documents pertaining thereto, are public records under G.S. §143B- 437.54(e), and subject to the Public Records Act, and other applicable provisions of the General Statutes protecting confidential information from disclosure. Payroll and tax information submitted under this Agreement is tax information and is subject to the confidentiality provisions of G.S. §§105-259 and 143B-437.58(a). Relevant provisions of North Carolina law relating to public records, confidential and trade secret information, and economic development projects are attached as Exhibit E.

(b)

The Company, the Related Member Parties, and the Guarantor, as applicable, shall clearly and specifically identify any information that, under North Carolina law, qualifies as confidential and/or trade secret information, at the specific places where that information appears in any records or documents submitted to the State, at the time of delivery. Broad and non-specific designations of materials as confidential will be disregarded and information designated in such manner shall be treated as a public record.

(c)

The Company, the Related Member Parties, and the Guarantor shall be responsible for any and all costs, expenses, fees, or losses that the Company, the Related Member Parties, or the Guarantor, or the EIC or any other State entity (including, without limitation, the DOC and the Attorney General) may incur as a result of responding to or resisting any request, subpoena, legal complaint, court order, or other demand seeking to compel such party to release or disclose records, documents, or information pertaining to the Company, the Related Member Parties, the Guarantor, or the Project, to the extent that the Company, a Related Member Party or the Guarantor notified the State entity that it objects to such disclosure or release and the State defends against such release, and the Company, the Related Member Parties, and the Guarantor shall indemnify all Indemnified Parties for all costs associated therewith, provided that, no Indemnified Party shall be obligated to take any such action.

ARTICLE IV. GRANT ADMINISTRATION

4.1	Availability of Grant

The Grant shall be made available to the Company annually for Eligible Positions created during the Base Period and Transition Grant Year (or Extended Base Period, if authorized), as well as Expansion Positions, if applicable, in accordance with the requirements, terms and conditions of this Agreement.

4.2	Calculation of Grant Amount and Grant Term

(a)	Beginning Transformative Project Terms & Conditions Except as otherwise set forth elsewhere in this Agreement, including Paragraphs 4.2(b) and (c) below:

The Company’s annual disbursement under the Grant shall be calculated based upon seventy-five percent (75%) of the Withholdings paid by the Company and the Related Member Parties to DOR attributable to Eligible Positions. Because the Project is to be located in an area that was classified as a Development Tier 3 area at the time of the Application, seventy-five percent (75%) of the annual Grant approved for disbursement shall be payable to the Company, and twenty-five (25%) shall be payable to the Utility Account, pursuant to G.S. §§143B-437.56(d) and 437.61 The Company and the Related Member Parties shall be permitted to meet the qualifications for a Grant under this Agreement collectively. The amount of a Grant under this Agreement shall be calculated as if the Company and the Related Member Parties were collectively one business entity. The total Grant Term shall be twelve (12) years (collectively, the “Beginning Transformative Project Terms & Conditions”), except as otherwise provided in Paragraph 4.3(b) below. Other than as set forth in this Paragraph, and notwithstanding anything to the contrary in this Agreement, there shall be no cap on the grant amount to be paid in any Grant Year.

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(b)	Enhanced Transformative Project Terms & Conditions Notwithstanding anything to the contrary in Paragraph 4.2(a) above:

In a Transition Grant Year and all subsequent Grant Years, unless a reversion of terms as described in Paragraph 4.2(c) occurs, the Company’s annual disbursement under the Grant shall be calculated based upon one hundred percent (100%) of the Withholdings paid by the Company and the Related Member Parties to DOR attributable to Eligible Positions and Expansion Positions, if applicable. Ninety percent (90%) of the annual Grant approved for disbursement shall be payable to the Company, and ten percent (10%) shall be payable to the Utility Account, pursuant to G.S. §§143B-437.56(d) and 437.61. Together, the 100% of Withholdings and the 10% amount of Utility Account payment, are defined as the “Enhanced Percentages”. The Company and the Related Member Parties shall be permitted to meet the qualifications for a Grant under this Agreement collectively. The amount of a Grant under this Agreement shall be calculated as if the Company and the Related Member Parties are collectively one business entity. The Enhanced Percentages apply to each and every subsequent Grant Year, except as provided in Paragraph 4.2(c) below. In the event the Company achieves a Transition Grant Year, the maximum total Grant Term shall be 30 Grant Years, beginning with the Transition Grant Year as the first year in the 30 Grant Years. In no event shall the Grant Term exceed 30 Grant Years beginning with the Transition Grant Year (collectively, the “Enhanced Transformative Project Terms & Conditions”). Other than as set forth in this Paragraph, and notwithstanding anything to the contrary in this Agreement, there shall be no cap on the grant amount to be paid in any Grant Year.

(c)

Notwithstanding anything to the contrary in this Agreement, if the Company obtains the Enhanced Transformative Project Terms & Conditions, but fails to maintain 6,000 Eligible Positions or meet all terms of this Agreement in any subsequent Grant Year, the Enhanced Transformative Project Terms & Conditions shall no longer apply to this Grant and the terms shall revert back to the Beginning Transformative Project Terms & Conditions for that Grant Year in which the Company failed to meet the terms of this Agreement and any remaining Grant Years. Per N.C. Gen. Stat.§ 143B-437.56(b1)(1b), if the Company is disqualified from receiving the Enhanced Transformative Project Terms & Conditions in one of the first twelve (12) Grant Years, the Grant Term shall end in Grant Year 12. If the Company is disqualified from receiving the Enhanced Percentages after the first twelve (12) Grant Years, the Grant Term ends in the Grant Year the disqualification occurs.

4.3	Disbursement of Grant

(a)

The State shall not make any disbursement of Grant funds to the Company unless and until the State has received from the Company and Related Member Parties, for the just-completed Grant Year, Withholdings in an aggregate amount equal to or exceeding the aggregate amount of the Grant approved for disbursement, including both the portion of the Grant payable to the Company and the portion payable to the Industrial Development Fund Utility Account.

(b)	The Company shall not receive a requested disbursement of Grant funds if any of the following conditions exist on the date of disbursement:

(i)	the Company, a Related Member Party. or the Guarantor has received notice of an Overdue Tax Debt, and the Overdue Tax Debt has not been satisfied or otherwise resolved;

(ii)	the Company, a Related Member Party, or the Guarantor has voluntarily filed a petition for bankruptcy;

(iii)	a petition has been filed against the Company, a Related Member Party, or the Guarantor under applicable bankruptcy laws;

(iv)	all environmental permits required by the United States or the State for the then current state of the Project have not been obtained;

(v)	any representation or warranty made by the Company, a Related Member Party, or the Guarantor under Article II is no longer true, accurate and complete in all material respects;

(vi)	any covenant made by the Company, a Related Member Party or Guarantor under Article III has been materially breached; or

(vii)	an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become a Default.

(c)

The conditions listed in Paragraph 4.3(b) shall not bar disbursement of Grant funds to the Company if the disqualifying condition is curable and is promptly removed, eliminated, or cured by the Company, the Related Member Parties, or Guarantor, as the case may be, or waived by the EIC, in its sole discretion. lf the Company and Related Member Parties fail to (i) collectively meet the minimum annual position creation obligation shown in column 4 of Table 1, in any given year, (ii) collectively invest or cause the amount required by Paragraph 3.3, (iii) meet the average annual wage requirement as set forth in Paragraph 3.4(g), or (iv) meet the performance criteria set forth herein, in any manner, the EIC may impose any one or more of the sanctions authorized in Paragraphs 5.2 and 5.3. If the EIC reduces the Grant or term as provided in Paragraph 5.2, the Company’s or Related Member Parties’ failure to meet such obligation in any given year shall not bar the disbursement of Grant funds for that year to the Company under Paragraph 4.3(b).

(d)	The Company may receive a disbursement of Grant funds only after:

(i)

the Secretary of DOR has certified to the EIC that the Company, and Related Member Parties have no outstanding Overdue Tax Debts, and the amount of Withholdings that DOR has received from the Company and Related Member Parties attributable to Eligible Positions and Expansion Positions, if applicable, during the immediately preceding Grant Year;

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(ii)	the Company, the Related Member Parties, and the Guarantor have certified to the EIC their compliance with the requirements, terms and conditions of this Agreement;

(iii)

the Company, the Related Member Parties, and the Guarantor have provided the EIC with such evidence of compliance as the EIC has requested in order to verify that the Company, the Related Member Parties, and the Guarantor have complied with the requirements, terms and conditions of this Agreement; and

(iv)

the EIC has certified the amount of the Grant for which the Company is eligible under this Agreement, and the amount of the Grant for which the Company would be eligible under this Agreement absent the provisions of G.S. §143B-437.56(d).

ARTICLE V. EVENTS OF DEFAULT

5.1	Events of Default

The following shall constitute Defaults:

(a)

Any representation or warranty made by the Company, a Related Member Party, or the Guarantor in this Agreement, the Application, or in any other document provided pursuant to this Agreement or the Application, is false or misleading in any material respect; provided that the Company, the Related Member Parties, or the Guarantor, as applicable, shall have thirty (30) days to: (i) cure the Default, or (ii) ask the EIC for additional time to cure the Default. The thirty (30) days shall run from the date on which the Company, the Related Member Parties, or the Guarantor, as applicable, receives a written notice of the Default from the EIC. The EIC shall not unreasonably deny a request for additional time to cure a default. Unless waived by the EIC, no disbursement of Grant funds will be made while a Default is continuing.

(b)

Material failure by the Company, a Related Member Party, or the Guarantor to meet or comply with any term, condition, covenant, or requirement set forth in this Agreement, the JDIG Statute, or the Criteria; provided that, other than Defaults described in the remaining subparagraphs of this Paragraph 5.1, the Company, the Related Member Parties, or the Guarantor, as applicable, shall have thirty (30) days to: (i) cure the Default, or (ii) ask the EIC for additional time to cure the Default. The thirty (30) days shall run from the date on which the Company, the Related Member Parties, or the Guarantor, as applicable, receives a written notice of the Default from the EIC. The EIC shall not unreasonably deny a request for additional time to cure a Default. Unless waived by the EIC, no disbursement of Grant funds will be made while a Default is continuing.

(c)

Consent by the Company, a Related Member Party, or the Guarantor to the appointment of a receiver, trustee, liquidator of itself or of a substantial part of its property, or an admission in writing by the Company a Related Member Party, or the Guarantor that it is unable to pay its debts generally as they come due, or a general assignment by the Company, a Related Member Party, or the Guarantor for the benefit of creditors.

(d)

Filing by the Company, a Related Member Party, or the Guarantor of a voluntary petition in bankruptcy, or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws in effect in any country (as now or hereafter in effect); or the seeking of relief by the Company, a Related Member Party, or the Guarantor, by voluntary petition, answer or consent, under the provisions of any existing or future bankruptcy or other similar law in effect in any country, providing for the reorganization or winding-up of companies, or providing for an agreement, composition, extension or adjustment with creditors.

(e)

The entry of an order, judgment or decree in any proceeding by any court of competent jurisdiction in any country, appointing, with or without the consent of the Company, a Related Member Party, or the Guarantor, a receiver, trustee or liquidator of the Company, the Related Member Parties, or the Guarantor, or of any substantial part of its or their property (as determined by the EIC in its reasonable discretion), or sequestering any substantial part of its or their property, where such order, judgment, or decree of appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of ninety (90) days after the date of entry thereof.

(f)

The filing of a petition against the Company, a Related Member Party, or the Guarantor in a proceeding under applicable bankruptcy laws or other insolvency laws in effect in any country, as now or hereafter in effect, where such petition is not withdrawn or dismissed within one hundred fifty (150) days after filing; or, under the provisions of any law in effect in any country, providing for the reorganization or winding-up of companies which may apply to the Company, a Related Member Party, or the Guarantor, the assumption of jurisdiction, custody or control, by a court of competent jurisdiction in any country, of the Company, a Related Member Party, or Guarantor of any substantial part of its or their property where such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred twenty (120) days.

(g)

With respect to any Related Member of the Company, a Related Member Party, or Guarantor, any of the events described in Paragraphs 5.1(b) through (f), where the EIC determines that such event is reasonably likely to have a material impact on the Company, a Related Member Party, or the Guarantor and its or their ability to perform under this Agreement.

(h)	Failure to achieve the performance criteria required by Paragraphs 3.4(a)-(h) at the times specified therein.

(i)	Failure to provide any information requested under this Agreement within thirty (30) days following the request.

(j)	Failure to provide any tax-related information to DOR within thirty (30) days after a request by either DOR or DOC.

5.2	Remedies

(a)	First Year of Default

If a Default occurs in any Grant Year (and if such Default is curable, after giving effect to applicable cure periods provided in Paragraph 5.1, if any), the EIC:

(i)	shall reduce the remaining term of the Grant or reduce the amount of the Grant; and/or

(ii)	may terminate this Agreement.

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The amount of any reduction in the Grant Term or the amount of the Grant shall be determined by the EIC in its sole discretion, but, in any event, shall, at a minimum, be proportional to the Company’s failure to comply, measured relative to the term, condition or requirement with which the Company has failed to comply.

If the First Year of Default occurs in the last year of a Base Period that the EIC will not extend, or in the last year of an Extended Base Period, the EIC shall terminate this Agreement.

(b)	Second Consecutive Year of Default During Base Period

If a Default occurs in two consecutive Grant Years during the Base Period (and if such Default is curable, after giving effect to applicable cure periods provided in Paragraph 5.1, if any), the EIC may:

(i)

if the Company is in the last year of its Base Period, extend the Base Period (such extended period, the “Extended Base Period”), provided that in no event shall the Base Period be extended, in the aggregate, beyond twenty-four (24) months, nor shall the Grant Term be extended; or

(ii)

if the Company is not in the last year of its Base Period, allow the Company to continue performance under this Agreement, and reduce the Grant Term or the amount of the Grant in an amount to be determined by the EIC in its sole discretion, that is at a minimum, proportional to the Company’s failure to comply, measured relative to the term, condition or requirement with which the Company has failed to comply; or

(iii)	terminate this Agreement.

(c)	Second Consecutive Year of Default in a Cut-off Year

If a Default occurs in two consecutive Grant Years (and if such Default is curable, after giving effect to applicable cure periods provided in Paragraph 5.1, if any), and the second Default occurs in a Cut-off Year, the EIC shall terminate this Agreement.

(d)	Three or More Consecutive Years of Default

If a Default occurs in three or more consecutive Grant Years (and if such Default is curable, after giving effect to applicable cure periods provided in Paragraph 5.1, if any):

(i)	if such Default is in the last year of an Extended Base Period, or if it is the last year of a Base Period that the EIC declines to extend, the EIC shall terminate this Agreement;

(ii)	if such Default is in the last year of the Base Period, the EIC may approve an Extended Base Period; or

(iii)

if such Default is within the Base Period (or an Extended Base Period), other than the last year thereof, the EIC may permit the Company to continue to perform under this Agreement, or the EIC may terminate this Agreement, provided that, in no event shall a Grant payment be made for performance in a Grant Year where there has been the third or more consecutive year of Default.

5.3	Recovery of Grant Funds

(a)

The EIC shall take action to recover Grant funds disbursed to the Company under this Agreement for any Grant Year for which the EIC finds that the Company, a Related Member Party, the Guarantor (or any party acting on their behalf) manipulated, or attempted to manipulate, Withholdings for the purpose of increasing the Company’s Grant. The recovery shall be limited to the amount disbursed for the Grant Year in which the manipulation or attempt to manipulate occurred, including the costs of collection, including without limitation, reasonable attorneys’ fees.

(b)

The EIC shall take action to recover Grant funds disbursed to the Company under this Agreement if the Company and/or Related Member Parties fail to maintain Project operations at the Facility for the full Agreement Term, or in the event that it discovers or determines that, at the time the Company, the Related Member Parties, and/or the Guarantor submitted the Application or any time thereafter, the Company, the Related Member Parties, or the Guarantor did not meet the conditions of eligibility for a Grant set forth in G.S. §143B-437.53 and Section 5.1 of the Criteria. However, the Company’s failure to meet grant compliance measures shall not constitute a violation of this Paragraph 5.3(b) or give rise to the remedies stated herein. The amount of recovery of Grant funds under this Paragraph 5.3(b) shall, at a minimum, be proportional to the Default upon which it is based, measured relative to the term, condition or requirement with respect to which such Default occurred, including the costs of collection, including without limitation, reasonable attorneys’ fees.

(c)

The Company, the Related Member Parties, and the Guarantor each agree that they shall be jointly and severally liable for repayment of any Grant funds subject to recovery under this Paragraph, or otherwise, and the EIC may pursue recovery against either, any, or all of the Company, the Related Member Parties and the Guarantor.

5.4	Other Remedial Provisions

(a)

No remedy herein conferred or reserved by or to the EIC or the State is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy provided for in this Agreement, or now or hereinafter existing at law, in equity, or by statute, and any such right or power may be exercised from time to time and as often as may be deemed expedient. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power, or be construed as a waiver thereof; nor shall any single or partial exercise of any right surrender or preclude any other or further exercise thereof, or the exercise of any other right. A waiver of any particular breach or Default under any provision of this Agreement shall not operate as a waiver of any further or subsequent breach or Default thereof. In order to entitle the EIC or the State to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give notice other than such notice as may be expressly required by this Agreement, or bylaw.

(b)

Neither the EIC, DOC, nor DOR shall be required to perform any act whatsoever, or to exercise any diligence whatsoever, to mitigate the damages, costs, expenses, or losses to the Company, the Related Member Parties, or the Guarantor arising out of a Default.

5.5	Notice

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Notwithstanding Paragraph 5.4, the EIC agrees to give the Company thirty (30) days’ prior written notice, where to do so would not impair the EIC’s interests, before any proposed reductions, recoveries, or terminations under this Article V are taken, and, if the Company requests, to discuss the proposed sanctions with the Company, provided that, unless otherwise required by Paragraph 5.2, no Grant disbursement shall be due and payable during the occurrence and continuation of a Default, and the EIC may recover any Grant funds disbursed for which the Company was not, in fact, eligible.

ARTICLE VI. MISCELLANEOUS PROVISIONS

6.1	Interpretation of Agreement

Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

6.2	Choice of Laws. Jurisdiction. and Venue

The validity of this Agreement and any of its terms or provisions, as well as the rights and duties of the Parties, are governed by the laws of North Carolina Subject to the provisions of Paragraph 6.1, the Company, the Related Member Parties, and Guarantor agree and submit, solely for matters concerning this Agreement, to the exclusive jurisdiction of the courts of North Carolina and agTee, solely for such purposes, that the only venue for any legal proceedings shall be the Superior Court of Wake County, North Carolina. Subject to the provisions of Paragraph 6.1, the place of this Agreement, and all transactions and agreements relating to it, and their situs and forum, shall be Wake County, North Carolina, where all matters, whether sounding in contract, tort, or otherwise, relating to its validity, construction, interpretation, and enforcement, shall be determined.

6.3	Compliance with Applicable Law

The Company, the Related Member Parties, and the Guarantor shall each comply with all laws, ordinances, codes, rules, regulations, and licensing requirements that are applicable to the conduct of their business, including those of Federal, state and local agencies having jurisdiction and/or authority.

6.4	Severability

If any provision or part of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement will not in any way be affected or impaired, unless the invalidity, illegality or unenforccability completely nullifies this Agreement.

6.5	Limitation on State’s Liability

(a)

Neither the EiC, the State, nor any agency, department or subdivision of the State shall be liable in any manner whatsoever to any person, other than the Company with respect to explicit commitments under this Agreement, for matters pertaining to or arising in connection with the Project or this Agreement.

(b)

In no event shall the State be liable in connection with the State’, performance under this Agreement for :my amount that, when combined with the Grant funds already received by the Company, exceeds the maximum cumulative Grant that the

Company could have received pursuant to the terms hereof at the time the Company asserts a claim against the State.

(c)

The Related Member Parties acknowledges that it has no right to receive any Grant or other funds hereunder. The Company rights, if any, with respect to any Grant funds arise solely out of this Agreement, and it has no independent right or claim to receive Grant funds apart from any right or claim which may arise under this Agreement. The Company, the Related Member Parties, the Guarantor, and the State agree that, should subsequent judicial action invalidate this Agreement, or any portion thereof, the Company, the Related Member Parties, the Guarantor, and the State shall have no further obligation or liability to the other as to the invalidated provisions.

(d)

Although the EIC shall endeavor to notify the Company, the affected Related Member Party, or the Guarantor, as applicable, in the event that the EIC receives a request, subpoena, legal complaint, court order, or other demand for the release or disclosure of records, documents, or information that pertains to the Company, a Related Member Party, the Guarantor, or the Project, and which the Company, the Related Member Parties, or the Guarantor has properly identified or designated as containing confidential information, and/or which clearly are protected or exempted from disclosure by State or Federal law, neither the EIC nor any State agency or entity shall have an obligation to do so, nor shall they have any liability for legally compelled release of such information.

6.6	No Set-Off

The existence of any claim, set-off, defense, or other rights which the Company, the Related Member Parties, the Guarantor or any affiliated or related entity or person may have at any time against the EIC, DOC, DOR, the State, or any other agency, department, subdivision, official or employee of the State, shall not be deemed or construed to create any right to setoff, claim, or counterclaim with respect to any other obligation of the Company, the Related Member Parties, the Guarantor, or any affiliated or related person or entity to the State or any of its agencies, departments, subdivisions, officials, or employees in connection with this Agreement or any of the transactions contemplated herein.

6.7	Release and Indemnification; Expenses

(a)

The Company, the Related Member Parties, and the Guarantor each agree to indemnify and hold harmless the EIC, DOC, DOR, and the State, and their respective members, officers, directors, employees, agents and attorneys (hereinafter collectively referred to as “Indemnified Parties”), from any claims of third parties arising out of or any act or omission of the Company, a Related Member Party, or the Guarantor in connection with the performance of this Agreement, and for nil losses arising from implementation of this Agreement. Without limiting the generality of the foregoing, the Company, the Related Member Parties, and the Guarantor hereby release the Indemnified Parties from, and agree that such Indemnified Parties are not liable for, and agree to indemnify and hold harmless the Indemnified Parties against, any and all liability or loss, cost or expense, including, without limitation, reasonable attorneys’ fees, fines, penalties, and civil judgments, resulting from or arising out of or in connection with or pertaining to, any loss or damage to property or any injury to or death of any person occurring in connection with or on or about the Facility, or resulting from any defect in the fixtures, machinery, equipment, or other property used in connection with the Project or arising out of, pertaining to, or having any connection with, the Project or the financing there of (whether or not arising out of acts, omissions, or negligence of the Company, a Related Member Party, the Guarantor, or any of their agents, contractors, servants, employees, licensees, lessees, or assignees). The Company, the Related Member Parties, and the Guarantor acknowledge and agree that each Indemnified Party is an express, third party beneficiary of the Company’s, the Related Member Parties’, and the Guarantor’s obligations under this Paragraph.

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(b)

Except as otherwise set forth herein, each Party agrees to pay its own costs incurred in connection herewith, including all costs incurred in connection with the preparation of any studies or reports, surveys or approvals, this Agreement, or otherwise.

6.8	Continuing Obligation: Assignment

(a)

All covenants, agreements, representations, and warranties made or incorporated herein, and all reports or certifications submitted or to be submitted pursuant hereto, shall be deemed to be material and relied upon by the EiC, DOC, and DOR, notwithstanding any investigation made by the EIC, DOC, or DOR, or any other agency, department, official, employee or agent of the State, and shall survive the execution and delivery of this Agreement.

(b)

This Agreement, in accordance with its terms, shall inure to the benefit of, be binding upon, enforceable by and against, and a continuing contractual obligation of, the State, the EIC, the DOC, the DOR, the Company, the Related Member Parties, the Guarantor, and their respective successors and assigns, subject to any reduction, amendment or termination hereof, pursuant to Paragraph 5.2.

(c)

All promises, requirements, terms, conditions, provisions, representations, guarantees, indemnifications, and warranties contained herein shall survive the expiration or termination of this Agreement unless specifically provided otherwise herein, or unless superseded by applicable Federal or State statutes of limitation or statutes of repose.

(d)

The Company, the Related Member Parties, and the Guarantor, as applicable, shall promptly notify the EiC in writing no less than thirty (30) days in advance of the closing of any transaction in which any of them intends to:

(i)	consolidate with or merge into another entity;

(ii)	sell. lease, or convey all or substantially all of its a sets;

(iii)	sell, assign or otherwise transfer the whole or any part of its interest in this Agreement; or

(iv)

sell, lease, convey, assign, transfer, or otherwise dispose of any material interest in the Project which would result in the failure to operate and maintain the Project substantially as described in the Application and this Agreement.

(e)

The Compnny, the Related Member Parties, nnd the Guarnntor may not assign or otherwise transfer their interest in this Agreement (including by a consolidation or a merger) without the EIC’s written consent, which shall not be unreasonably withheld. The EiC may, as a condition to its consent, require that the assignee, transferee or surviving entity in the consolidation or merger:

(i)	assume in writing the obligations of the party seeking to transfer its interests under this Agreement;

(ii)	provide evidence satisfactory to the EIC that it is solvent and that it will be able to pay its debts as they come due; and

(iii)	represent and warrant to the EIC that it is, and covenant that it will remain, in compliance with the terms of this Agreement.

(f)

In the event that the Guarantor is sold to another entity, or all or substantially all of the Guarantor’s assets, are sold, leased, conveyed, assigned, transferred to or acquired by another entity (in any such case, the “Acquiring Entity”), then, unless otherwise agreed by the EIC, the Company, the Related Member Parties and the Guarantor shall ensure that the Acquiring Entity assumes the guarantee set forth in Article VII of this Agreement as well as all other responsibilities, duties and obligations of the Guarantor under this Agreement.

6.9	Assurance of Performance

Whenever the EIC has grounds for insecurity with respect to the Company’s, a Related Member Party’s, or the Guarantor’s performance, it may, in writing, request information and documentation regarding their ability to perform their obligations under this Agreement, and the Company, the Related Member Parties, or the Guarantor, as applicable, shall provide such information and documentation as the EiC may reasonably require to receive such assurance.

6.10	Time of the Essence

Time is of the essence in the performance of this Agreement.

6.11	No Agency Relationship

The Company, the Related Member Parties, the Guarantor and their employees, officers and executives are not employees or agents of the State or any agency thereof; nor are the State, its employees, officers and executives, agents or employees of the Company, the Related Member Parties, or the Guarantor. This Agreement shall not operate as a joint venture, partnership, trust, agency or any other business relationship, nor shall it or the relationship of the parties be construed as creating any fiduciary duty or fiduciary relationship.

6.12	No Third-Party Beneficiaries

Except as herein specifically provided otherwise, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. It is expressly understood and agreed that the enforcement of the terms and conditions of this Agreement, and all rights of action relating to such enforcement, shall be strictly reserved to the EIC, the. State, the Company, the Re.lated Member Parties, the Guarantor, and their respective successors and assigns. Nothing contained in this Agreement shall give or allow any claim or right of action whatsoever by any other third person, other than as provided in Paragraph 6.7. It is the express intention of the State, the EiC, the Company, the Related Member Parties, the Guarantor, and their respective successors and assigns that any such person or entity, other than the State, the EiC, the Company, the Related Member Parties, or the Guarantor receiving services or benefits under this Agreement shall be deemed an incidental beneficiary only.

6.13	Notices

Unless the EIC approves an alternate method of delivery, notices (other than service of legal process), reports and certifications under this Agreement shall be sent by certified mail, return receipt requested; hand delivery; or by overnight courier; or email; or other method approved by the Parties, as follows, unless the relevant Party provides prior written notice of a change in the following contact information:

(CEDA 2022-04) March 29, 2022

If to the EIC:

Chairman

North Carolina Economic Investment Committee

301 North Wilmington Street

4301 Mail Service Center

Raldeh, North Carolina 27699-4,0l

cfc@nccommerce.com

and to:

Secretary of Commerce

North Carolina Department of Commerce

301 North Wilmington Street

4301 Mail Service Center

Raleigh, North Carolina 27699-4301

cfc@nccommerce.com

If to the Company, Guarantor, and/or Related Member Parties:

Van Anh Nguyen

Anh.nguyen@vinfastauto.com

1-310-810- 7283

6.14	Amendments

This Agreement may not be amended or varied orally or by performance. Any amendment or variation in the terms of this Agreement must be made in written form and executed by duly authorized representatives of the Parties to be effective. No written amendment to or variation in the terms of this Agreement shall be effective unless it is signed by the Attorney General.

6.15	Entire Agreement

“This Agreement constitutes the entire agreement between the Parties as to the matters set forth herein, and supersedes alt prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.16	Additional Matters

(a)	North Carolina State Ports and Small Businesses

The ( :ompany and Relateci Member Parties are enccmrageci to use the North Carolina State Ports, and to contract with small businesses headquartered in the State for goods and services, whenever reasonably and commercially practicable in the conduct of their business.

(b)	Conflict

To the extent that any prov1s1on of this Agreement is determined to be in contradiction of, or in conflict with, any law or regulation of the State, the State law or regulation shall control.

Reserved.

(c)	Force Maieure

In the event that the Company and Related Member Parties fail to achieve any of the conditions set forth herein as a result of force majeure, then the EiC in its sole discretion, reasonably exercised, may extend the time period for achieving such conditions for the duration of the force majeure event and such additional time as it determines to be reasonable. If the EIC does not extend the time permitted for performance, and a Default occurs such that the Agreement is terminated pursuant to Paragraph 5.2, then the Company and Related Member Partles shall have no llablllty with respect to or arising from such Default, and shall have no further performance obligations under this Agreement, provided that liability for any action that occurs prior to such termination shall survive termination. Force majeure shall include the following events (and similar events) that are beyond the control of the Company and Related Member Parties:

(i)	flood;

(ii)	earthquake or other natural disaster;

(iii)	fire or other casualty;

(iv)	riot or other civil unrest;

(v)	court order issued by a court of competent jurisdiction;

(vi)	Act of God;

(vii)	act of terrorism;

(viii)	war;

(ix)	destruction of all or substantially alt of the Facility;

(x)	exposure to toxic substances; and

(xi)	condemnation or other taking of all or a material portion of the Facility.

(e)	Exhibits

The following Exhibits are hereby incorporated by reference as though set forth in their entirety herein:

Exhibit A-G.S., Ch. 143B, Art. 10, Part 2G

Exhibit B - The Criteria

Exhibit C-EJC Findings

Exhibit D - The Application

Exhibit E - Public Records Provisions

In the event of a conflict in terms between this Agreement and Exhibits C or D, this Agreement shall prevail. In the event of a conflict in terms among Exhibits A-D, Exhibit A shall prevail.

(f)	Good Faith and Fair Dealing

Each Party assumes a duty of good faith and fair dealing in the pe,1fo1 mancc of thi5Agreement.

ARTICLE VU. GUARANTY

7.I	The Guaranty

The Guarantor unconctitionally an<l irrevocably guarantees, as primary obligor and not as surety, the full, prompt, and punctual payment, anct performance by the Company and Relatect Member Parties of all of their respective obligations, agreements, and covenants under and with respect to this Agreement.

(CEDA 2022-04) March 29, 2022

7.2	Binding Obligation

This Guaranty is the valid and binding obligation of the Guarantor, enforceable in accordance with its terms, and the making and performance of this Guaranty will not violate any provision of or result in the acceleration of any obligation under any instrument or agreement, order, judgment, or decree to which the Guarantor is a party or by which it or any of its property is bound. This Guaranty shall operate as a continuing and absolute guaranty and shall remain in full force and effect without regard to, and shall not be affected or impaired by, any amendment of the Agreement, any sale or transfer of all or any part of the Guarantor’s ownership interest in the Company or Related Member Parties, any voluntary or involuntary liquidation, dissolution, sale of assets, insolvency, reorganization, bankruptcy or filing for bankruptcy of the Company, the Related Member Parties, or the Guarantor or any subsidiary, any rescission of a payment made hereunder, or any extension of time or other forbearance, compromise, adjustment, or indulgence granted to the Company or Related Member Parties by the EIC or the State.

7.3	Waiver of Defense

The Guarantor unconditionally waives any defense available to it, including all suretyship defenses or defenses in the nature thereof, and all requirements of notice, demand, presentment or protest in case of any Default. The obligations of the Guarantor shall be primary and not secondary and the EIC and the State shall not be required to proceed against or exhaust its remedies against the Company or Related Member Parties prior to enforcing its rights under the Guaranty.

7.4	Additional Representations and Warranties; Consideration

In addition to the representations made in Article II, the Guarantor represents and warrants that it is the ultimate parent of the Company and the Related Member Parties, and will derive substantial benefit from the transactions contemplated by the Agreement. This Guaranty is made for the benefit of the EiC and the State and to induce the EIC and the State to enter into this Agreement, in consideration of the benefits provided to the Company and Related Member Parties, and to the Guarantor by virtue of its ownership interests. There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

Signature pages follow

(CEDA 2022-04) March 29, 2022

IN WITNESS WHEREOF, the EIC, the Attorney General, the Company, the Related Member Parties, and the Guarantor have executed five originals of this Agreement, one of which is retained by each Party. The Parties agree that this document is executed under seal for purposes of any statute of limitations.

VINFAST MANUFACTURING US, LLC

By:	/s/ Nguyen Thi Van Anh [Seal]
Authorized Representative

Print Name:	Nguyen Thi Van Anh

Title:	CEO

VINFAST TRADING AND PRODUCTION JSC

By:	[Seal]
Authorized Representative

Print Name:

Title:

VINES ENERGY SOLUTIONS JSC

By:	[Seal]
Authorized Representative

Print Name:

Title:

NORTH CAROLINA ECONOMIC INVESTMENT COMMITTEE

By:
Machelle Baker Sanders, Chair
North Carolina Economic Investment Committee

VINGROUP JOINT STOCK COMPANY

By:	/s/ Nguyen Viet Quang [Seal]
Authorized Representative

Print Name:	Nguyen Viet Quang

Title:	Chief Executive Officer
29/09/2022

VINFAST TRADING & INVESTMENT PTE. LTD.

By:	[Seal]
Authorized Representative

Print Name:

Title:

ATTORNEY GENERAL STATE OF NORTH CAROLINA

Joshua Stein

(CEDA 2022-04) March 29, 2022

IN WITNESS WHEREOF, the EIC, the Attorney General, the Company, the Related Member Parties, and the Guarantor have executed five originals of this Agreement, one of which is retained by each Party. The Parties agree that this document is executed under seal for purposes of any statute of limitations.

VINFAST MANUFACTURING US, LLC		VINGROUP JOINT STOCK COMPANY

By:	[Seal]	By:	[Seal]
	Authorized Representative		Authorized Representative

Print Name:		Print Name:

Title:		Title:

VINFAST TRADING AND PRODUCTION JSC		VINFAST TRADING & INVESTMENT PTE. LTD.

By:	/s/ Le Thi Thu Thuy [Seal]	By:	[Seal]
	Authorized Representative		Authorized Representative

Print Name:	Le Thi Thu Thuy	Print Name:

Title:	Chief Executive Officer	Title:
Sep. 29, 2022

VINES ENERGY SOLUTIONS JSC

By:	[Seal]
Authorized Representative

Print Name:

Title:

NORTH CAROLINA ECONOMIC INVESTMENT COMMITTEE		ATTORNEY GENERAL STATE OF NORTH CAROLINA

By:
	Machelle Baker Sanders, Chair	Joshua Stein
North Carolina Economic Investment Committee

(CEDA 2022-04) March 29, 2022

IN WITNESS WHEREOF, the EIC, the Attorney General, the Company, the Related Member Parties, and the Guarantor have executed five originals of this Agreement, one of which is retained by each Party. The Parties agree that this document is executed under seal for purposes of any statute of limitations.

VINFAST MANUFACTURING US, LLC		VINGROUP JOINT STOCK COMPANY

By:	[Seal]	By:	[Seal]
	Authorized Representative		Authorized Representative

Print Name:		Print Name:

Title:		Title:

VINFAST TRADING AND PRODUCTION JSC		VINFAST TRADING & INVESTMENT PTE. LTD.
By:	[Seal]	By:	/s/ Le Thi Thu Thuy /s/ Nguyen Thi Van Trinh
	Authorized Representative		Authorized Representative
Print Name:		Print Name:	Le Thi Thu Thuy & Nguyen Thi Van Trinh
Title:		Title:	Directors
29/09/2022
VINES ENERGY SOLUTIONS JSC

By:	[Seal]
Authorized Representative

Print Name:

Title:

NORTH CAROLINA ECONOMIC INVESTMENT COMMITTEE		ATTORNEY GENERAL STATE OF NORTH CAROLINA

By:
	Machelle Baker Sanders, Chair	Joshua Stein
North Carolina Economic Investment Committee

(CEDA 2022-04) March 29, 2022

IN WITNESS WHEREOF, the EIC, the Attorney General, the Company, the Related Member Parties, and the Guarantor have executed five originals of this Agreement, one of which is retained by each Party. The Parties agree that this document is executed under seal for purposes of any statute of limitations.

VINFAST MANUFACTURING US, LLC		VINGROUP JOINT STOCK COMPANY

By:	[Seal]	By:	[Seal]
	Authorized Representative		Authorized Representative

Print Name:		Print Name:

Title:		Title:

VINFAST TRADING AND PRODUCTION JSC		VINFAST TRADING & INVESTMENT PTE. LTD.

By:	[Seal]	By:	[Seal]
	Authorized Representative		Authorized Representative

Print Name:		Print Name:

Title:		Title:

VINES ENERGY SOLUTIONS JSC

By:	/s/ Pham Thuy Linh [Seal]
Authorized Representative

Print Name:	PHAM THUY LINH

Title:	Chief Executive Officer
29/9/2022

NORTH CAROLINA ECONOMIC INVESTMENT COMMITTEE		ATTORNEY GENERAL STATE OF NORTH CAROLINA

By:	/s/ Marqueta Welton on behalf of	/s/ Joshua Stein
	Machelle Baker Sanders, Chair	Joshua Stein
North Carolina Economic Investment Committee

(CEDA 2022-04) March 29, 2022